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									OMB APPROVAL

							OMB Number:3235-0145
							Expires:  August 31, 1999
							Estimated average burden
							hours per form 14.90

						UNITED STATES
				SECURITIES AND EXCHANGE COMMISSION
					Washington, D.C. 20549

						SCHEDULE 13G

			Under the Securities Exchange Act of 1934
					  (Amendment No. 1)

					Flanigan's Enterprises, Inc.
					  (Name of Issuer)

						Common Stock
				(Title of Class of Securities)

						  338517105
						(CUSIP Number)

						June 8, 2000
		(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

					/___/	Rule 13d-1(b)
					/XXX/	Rule 13d-1(c)
					/___/	Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)			Page 1 of 10

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CUSIP No. 338517105						Page 2 of 10 Pages

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1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Avocet Capital Management, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(See Instructions)
	(a)/ X /
	(b)/   /
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3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
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	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY			6	SHARED VOTING POWER
	    EACH				-0-
	 REPORTING		---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				-0-
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						-0-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-0-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
	CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	-0-
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	PN and IA
----------------------------------------------------------------

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CUSIP No. 338517105						Page 3 of 10 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Avocet Investment Partners, L.P.
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
See Instructions)
	(a)/ X /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY			6	SHARED VOTING POWER
	    EACH				-0-
	 REPORTING		---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				-0-
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						-0-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-0-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
	CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	-0-
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	PN
----------------------------------------------------------------

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CUSIP No. 338517105						Page 4 of 10 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Blackpool Enterprises, LLC
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(See Instructions)
	(a)/ X /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Delaware
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY			6	SHARED VOTING POWER
	    EACH				-0-
	 REPORTING		---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				-0-
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						-0-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-0-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
	CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	-0-
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	PN
----------------------------------------------------------------

CUSIP No. 338517105						Page 6 of 10 Pages

----------------------------------------------------------------
1	NAME OF REPORTING PERSONS
	IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Raymond S. Ingleby
----------------------------------------------------------------
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(See Instructions)
	(a)/ X /
	(b)/   /
----------------------------------------------------------------
3	SEC USE ONLY

----------------------------------------------------------------
4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United Kingdom
----------------------------------------------------------------
	  NUMBER OF		5	SOLE VOTING POWER
	   SHARES				-0-
	BENEFICIALLY		---------------------------------------
	  OWNED BY			6	SHARED VOTING POWER
	    EACH				-0-
	 REPORTING		---------------------------------------
	   PERSON			7	SOLE DISPOSITIVE POWER
	    WITH				-0-
					---------------------------------------
					8	SHARED DISPOSITIVE POWER
						-0-
----------------------------------------------------------------
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	-0-
----------------------------------------------------------------
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
	CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
	-0-
----------------------------------------------------------------
12	TYPE OF REPORTING PERSON (See Instructions)
	IN
----------------------------------------------------------------

CUSIP No. 338517105				13G			Page 7 of 10
Pages

ITEM 1.

     (a)	The name of the issuer is Flanigan's Enterprises, Inc.
(the "Issuer").

     (b)	The principal executive office of the Issuer is located
at 2841 Cypress Creek Road, Fort Lauderdale, FL 33309.

ITEM 2.

     (a)	The name of the person(s) filing this statement are
Avocet Capital Management, L.P., a Delaware limited partnership
("ACM"); Avocet Investment Partners, L.P., a Delaware limited partnership ("AIP"); Blackpool Enterprises, LLC, a Delaware limited liability company ("LLC"); and Raymond S. Ingelby, a citizen of the United Kingdom ("Ingleby") (collectively, the "Filers").

     (b)	The principal business office of the Filers is located
at 515 Congress Ave., Suite 1612, Austin, TX 78701.

     (c)	See Item 2(a).  ACM is the investment adviser and the
general partner of AIP, which is an investment limited partnership. LLC is the general partner of ACM. Ingleby is the manager of LLC.

     (d)	This statement relates to shares of common stock of the
Issuer (the "Stock").

     (e)	The CUSIP number of the Stock is 338517105.


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CUSIP No. 338517105				13G			Page 8 of 10
Pages

ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

	(a)	___	Broker or dealer registered under section 15 of
the Act (15 U.S.C. 78o).

	(b)	___	Bank as defined in section 3(a)(6) of the Act (15
U.S.C. 78c).

	(c)	___	Insurance company as defined in section 3(a)(19)
of the Act (15 U.S.C. 78c).

	(d)	___	Investment company registered under section 8 of
the Investment Company Act of 1940 (15 U.S.C. 80a-8).

	(e)	___	An investment adviser in accordance with 240.13d-
1(b)(1)(ii)(E).

	(f)	___	An employee benefit plan or endowment fund in
accordance with 240.13d-1(b)(1)(ii)(F).

	(g)	___	A parent holding company or control person in
accordance with 240.13d-1(b)(1)(ii)(G)

	(h)	___	A savings association as defined in section 3(b)
of the Federal Deposit Insurance Act (12 U.S.C. 1813).

	(i)	___	A church plan that is excluded from the definition
of an investment company under section 3(c)(14) of the Investment
Company Act of 1940 (15 U.S.C. 80a-3).

	(j)	___	Group, in accordance with section 240.13d-
1(b)(1)(ii)(J)


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CUSIP No. 338517105				13G			Page 9 of 10
Pages

ITEM 4.  OWNERSHIP

			Aggregate
			Beneficially
			Owned			Voting Power
	Dispositive Power
Name			Number	Percent	Sole		Shared	Sole
	Shared

ACM			-0-		-0-		-0-		-0-		-0-
	-0-
AIP			-0-		-0-		-0-		-0-		-0-
	-0-
GWL			-0-		-0-		-0-		-0-		-0-
	-0-
LLC			-0-		-0-		-0-		-0-		-0-
	-0-
Loewenbaum		-0-		-0-		-0-		-0-		-0-
	-0-

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /XXX/.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON

The Filers include (1) ACM, an investment adviser whose client, AIP, has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Stock and (2) such client that previously held more than 5 percent of the class of the Stock.

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY
WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT
HOLDING COMPANY

Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE
GROUP

See Item 2.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

Not applicable.

CUSIP No. 338517105				13G			Page 10 of 10
Pages

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Dated:	June ___, 2000.

AVOCET CAPITAL MANAGEMENT, L.P.	AVOCET INVESTMENT PARTNERS,
L.P.

By:	Blackpool Enterprises, LLC	By:	Avocet Capital
Management, L.P.
	General Partner					General Partner

	By:	_______________________		By:	Blackpool
Enterprises, LLC
		Raymond S. Ingelby				General Partner
		Manager
									By:
	_________________________
										Raymond S.
Ingelby
										Manager


BLACKPOOL ENTERPRISES, LLC
	________________________________________
							Raymond S. Ingelby


By:	____________________________
	Raymond S. Engelby, Manager


CJR\5240\005\1103695.01